Exhibit 99.1

NGM Bio Reports Second Quarter 2023 Financial Results and Provides Business Highlights

•Announced positive data from Phase 2 investigator-sponsored trial of aldafermin for the treatment of patients with diarrhea-predominant irritable bowel syndrome (IBS-D) and bile acid malabsorption (BAM)
•Announced topline positive data from Phase 2b ALPINE 4 trial of aldafermin; study met its primary endpoint in patients with compensated cirrhosis (F4) due to NASH
•Continued to progress myeloid checkpoint solid tumor programs: NGM707, NGM831 and NGM438
•Reported $193.5 million in cash, cash equivalents and marketable securities as of June 30, 2023, with expected cash runway into the second quarter of 2025
South San Francisco, CA, August 3, 2023 – NGM Biopharmaceuticals, Inc. (NGM Bio) (Nasdaq: NGM), a clinical-stage biotechnology company focused on discovering and developing transformative therapeutics for patients, today reported financial results for the quarterly period ended June 30, 2023 and provided business highlights.
“We continue to make steady progress in clinical trials of our lead solid tumor oncology programs NGM707, NGM438 and NGM831,” said David J. Woodhouse, Ph.D., Chief Executive Officer at NGM Bio. “We also announced positive data in the second quarter from a Phase 2 investigator-sponsored trial of aldafermin for the treatment of patients with IBS-D and BAM, and from a Phase 2b trial of aldafermin in compensated cirrhosis (F4) patients, furthering our belief in the therapeutic potential of aldafermin. These latest data deepen the strong body of clinical evidence we have amassed demonstrating the activity and safety of aldafermin, which we will leverage as we engage in potential partnering discussions for continued development of this product candidate.”
Key Second Quarter and Recent Highlights
Aldafermin
•Announced positive data from Phase 2 investigator-sponsored trial of aldafermin for the treatment of patients with diarrhea-predominant IBS-D and BAM in May 2023 at Digestive Disease Week 2023. Aldafermin demonstrated statistically significant reductions in serum 7αC4 (a marker of bile acid synthesis) and fecal bile acids versus placebo in patients with idiopathic BAM with IBS-D.
•Announced positive topline data from the Phase 2b ALPINE 4 trial of aldafermin in 160 patients with compensated cirrhosis due to NASH (liver fibrosis stage 4, or, F4) in May 2023. The study met its primary endpoint with a statistically significant reduction in Enhanced Liver Fibrosis, or ELF, score from baseline to week 48 in patients treated with 3 mg of aldafermin versus patients receiving placebo. Aldafermin was generally well tolerated with no treatment-related serious adverse events and a safety and tolerability profile generally consistent with prior trials of aldafermin.
Solid Tumor Oncology
•Following the initiation of the first two Phase 2b expansion cohorts, continued enrollment in the Phase 1/2 trial evaluating NGM707, an ILT2/ILT4 antagonist antibody product candidate, in combination with KEYTRUDA® (pembrolizumab).
•Continued enrollment in the Phase 1/1b trial evaluating NGM438, a LAIR1 antagonist antibody product candidate, as a monotherapy and in combination with pembrolizumab for the treatment of patients with advanced or metastatic solid tumors.

•Continued enrollment in the Phase 1/1b trial evaluating NGM831, an ILT3 antagonist antibody product candidate, as a monotherapy and in combination with pembrolizumab for the treatment of patients with advanced or metastatic solid tumors.
Corporate Updates
•Announced Siobhan Nolan Mangini will step down as President and Chief Financial Officer at NGM Bio. To support a smooth transition, she will stay on until December 1, 2023. NGM Bio has initiated a search to identify the company's next Chief Financial Officer.

•Substantially completed activities related to the restructuring of NGM Bio’s workforce announced in April 2023. NGM Bio incurred restructuring charges of approximately $5.0 million, the majority of which were paid in the second quarter.
Second Quarter 2023 Financial Results
•NGM Bio reported a net loss of $38.3 million for the quarter ended June 30, 2023, compared to a net loss of $46.5 million for the same period in 2022.
•Related party revenue from our collaboration with Merck Sharp & Dohme LLC, or Merck, was $1.4 million for the quarter ended June 30, 2023 compared to $8.3 million for the same period in 2022. Our related party revenue from Merck will continue to decrease in 2023 and we expect approximately $0.6 million of funding from Merck from July 1, 2023 through March 31, 2024.
•R&D expenses were $32.4 million for the quarter ended June 30, 2023, compared to $45.4 million for the same period in 2022. R&D expenses included restructuring charges of $3.9 million in the three and six months ended June 30, 2023.
•General and administrative expenses were $9.6 million for the quarter ended June 30, 2023, compared to $9.9 million for the same period in 2022. G&A expenses included restructuring charges of $1.1 million in the three and six months ended June 30, 2023.
•Cash, cash equivalents and short-term marketable securities were $193.5 million as of June 30, 2023, compared to $271.5 million as of December 31, 2022. NGM Bio expects its cash, cash equivalents and marketable securities will be sufficient to fund its planned operations into the second quarter of 2025. NGM Bio has based this estimate on plans and assumptions that may prove to be insufficient or inaccurate (for example, with respect to anticipated costs, timing or success of certain activities), and the company could utilize its available financial resources sooner than it currently expects.
About NGM Biopharmaceuticals, Inc.
NGM Bio is focused on discovering and developing novel, life-changing medicines for people whose health and lives have been disrupted by disease. The company’s biology-centric drug discovery approach aims to seamlessly integrate interrogation of complex disease-associated biology and protein engineering expertise to unlock proprietary insights that are leveraged to generate promising product candidates and enable their rapid advancement into proof-of-concept studies. As explorers on the frontier of life-changing science, NGM Bio aspires to operate one of the most productive research and development engines in the biopharmaceutical industry. All therapeutic candidates in the NGM Bio pipeline have been generated by its in-house discovery engine, always led by biology and motivated by unmet patient need. Visit us at www.ngmbio.com for more information.
KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Rahway, NJ, USA
Abbreviations (in Alphabetical Order)
ILT2=Immunoglobin-Like Transcript 2; ILT3=Immunoglobin-Like Transcript 3; ILT4=Immunoglobin-Like Transcript 4; LAIR1=Leukocyte-Associated Immunoglobulin-Like Receptor 1; NASH=non-alcoholic steatohepatitis
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “could,” “expect,” “expected,” “potential,” “promising,” “aspires,” “aims” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to: the therapeutic potential of NGM Bio’s product candidates;

NGM Bio’s continued pipeline development, including identification and engagement of third-party partners for potential future business development arrangements (“BD Arrangements”) to determine further development of programs currently without significant resource allocation, including NGM621, aldafermin, NGM313 (MK-3655) and NGM936, and research and development and discovery engine output; NGM Bio’s expectation of continued decreasing revenue from Merck; the costs and financial impact of the restructuring; NGM Bio remaining an integrated research and development organization following the completion of the restructuring; the sufficiency of NGM Bio’s cash resources to fund its planned operations into the second quarter of 2025; and other statements that are not historical fact. Because such statements deal with future events and are based on NGM Bio’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of NGM Bio could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; risks related to failure or delays in successfully initiating, enrolling, reporting data from or completing clinical studies, as well as the risks that results obtained in preclinical or clinical trials to date may not be indicative of results obtained in future trials; NGM Bio’s reliance on its amended collaboration with Merck; NGM Bio’s ability to identify and engage third-party partners for BD Arrangements, if any, and its ability to attract such partners; the time-consuming and uncertain regulatory approval process; NGM Bio’s reliance on third-party manufacturers for its product candidates and the risks inherent in manufacturing and testing pharmaceutical products; the sufficiency of NGM Bio’s cash resources and expected cash runway, including the risk that NGM Bio could utilize its available capital resources sooner than it currently expects and its need for additional capital; macroeconomic conditions (such as the impacts of the ongoing COVID-19 pandemic and the conflict between Russia and Ukraine, global economic slowdown, increased inflation, rising interest rates and recent and potential future bank failures); and other risks and uncertainties affecting NGM Bio and its development programs, including those discussed in the section titled “Risk Factors” in NGM Bio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the United States Securities and Exchange Commission (“SEC”) on May 4, 2023 and future filings and reports that NGM Bio makes from time to time with the SEC. Except as required by law, NGM Bio assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Investor Contact: ir@ngmbio.com	Media Contact: media@ngmbio.com

NGM BIOPHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Related party revenue	$1,423	$8,293	$3,670	$29,241
Operating expenses:
Research and development	32,351	45,433	73,208	88,239
General and administrative	9,647	9,927	21,231	20,650
Total operating expenses	41,998	55,360	94,439	108,889
Loss from operations	(40,575)	(47,067)	(90,769)	(79,648)
Interest income, net	2,448	543	5,032	719
Other (expense) income, net	(134)	5	(171)	(40)
Net loss	$(38,261)	$(46,519)	$(85,908)	$(78,969)
Net loss per share, basic and diluted	$(0.46)	$(0.59)	$(1.04)	$(1.00)
Weighted average shares used to compute net loss per share, basic and diluted	82,456	79,270	82,233	78,650

NGM BIOPHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	June 30, 2023	December 31, 2022*
ASSETS
Current assets:
Cash and cash equivalents	$53,271	$73,456
Short-term marketable securities	140,273	198,036
Related party receivable from collaboration	736	7,580
Prepaid expenses and other current assets	8,623	9,787
Restricted cash	1,499	—
Total current assets	204,402	288,859
Property and equipment, net	7,760	8,496
Operating lease right-of-use asset	1,067	2,096
Restricted cash	2,455	3,954
Other non-current assets	4,860	3,997
Total assets	$220,544	$307,402
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,855	$8,453
Accrued liabilities	19,128	33,638
Operating lease liability, current	2,751	5,385
Contract liabilities	689	366
Total current liabilities	28,423	47,842
Total liabilities	28,423	47,842
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	83	82
Additional paid-in capital	859,728	841,413
Accumulated other comprehensive loss	(149)	(302)
Accumulated deficit	(667,541)	(581,633)
Total stockholders' equity	192,121	259,560
Total liabilities and stockholders' equity	$220,544	$307,402
___________
    * Derived from the audited consolidated financial statements.